[SHIP LOGO]
                            THE VANGUARD GROUP/(R)/


                         VANGUARD(R) WINDSOR(TM) II FUND

              SUPPLEMENT TO THE PROSPECTUS DATED FEBRUARY 28, 2006


IMPORTANT CHANGE TO VANGUARD WINDSOR II FUND
Standard & Poor's Corporation is planning to eliminate the Standard & Poor's 500/Barra Value Index, which is the performance benchmark used under the existing investment advisory agreement between the Fund and Barrow, Hanley, Mewhinney & Strauss, Inc. (Barrow, Hanley), one of the Fund's advisors. Accordingly, the Fund's board of trustees has approved the Morgan Stanley Capital International (MSCI) US Prime Market 750 Index, a similar index, as Barrow, Hanley's new performance benchmark, effective May 1, 2006.
   The Fund's investment objective, strategies, and policies remain unchanged.

PROSPECTUS TEXT CHANGES
The first paragraph on page 11 is replaced with the following:
     The Fund pays five of its investment advisors--Armstrong Shaw; Barrow, Hanley; Equinox; Hotchkis & Wiley; and Tukman--on a quarterly basis. For each advisor, the quarterly fee is based on certain annual percentage rates applied to average daily net assets managed by the advisor over the period. In addition, the quarterly fees paid to each advisor are increased or decreased based on the advisor's performance compared with that of a benchmark index. For these purposes, the cumulative total return of each advisor's portion of the Fund over a trailing 36-month period (60-month period in the case of Hotchkis & Wiley) is compared with that of the Morgan Stanley Capital International (MSCI) US Prime Market 750 Index (for Barrow, Hanley), the Russell 1000 Value Index (for Equinox), the MSCI US Investable Market 2500 Index (for Hotchkis & Wiley), and the Standard & Poor's 500 Index (for Tukman) over the same period. Vanguard provides advisory services to the Fund on an at-cost basis. Vanguard's performance is evaluated against the MSCI US Prime Market Value Index.







(C)2006 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor.                     PSD73  052006

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                           [SHIP LOGO VANGUARD /(R)/]

                        VANGUARD/(R)/ WINDSOR/(TM)/ FUNDS

 SUPPLEMENT TO THE STATEMENT OF ADDITIONAL INFORMATION DATED FEBRUARY 28, 2006


IMPORTANT CHANGE TO VANGUARD WINDSOR II FUND

Standard & Poor's Corporation is planning to eliminate the Standard & Poor's 500/Barra Value Index, which is the performance benchmark used under the existing investment advisory agreement between the Fund and Barrow, Hanley, Mewhinney & Strauss, Inc. (Barrow, Hanley), one of the Fund's advisors. Accordingly, the Fund's board of trustees has approved the Morgan Stanley Capital International (MSCI) US Prime Market 750 Index, a similar index, as Barrow, Hanley's new performance benchmark, effective May 1, 2006.


 The Fund's investment objective, strategies, and policies remain unchanged.


STATEMENT OF ADDITIONAL INFORMATION TEXT CHANGES


The last paragraph on page B-34 is replaced with the following:


 The Fund pays each unaffiliated advisor a basic advisory fee at the end of each of the Fund's fiscal quarters, calculated by applying a quarterly rate, based on certain annual percentage rates, to the average daily net assets of the advisor's Portfolio for the quarter. The basic fee will be increased or decreased by applying a performance fee adjustment based on the investment performance of the Portfolio relative to the investment performance of the Russell 1000 Value Index (for Armstrong Shaw and Equinox), the Standard & Poor's 500 Index (for Tukman), the MSCI US Prime Market 750 Index (for Barrow, Hanley), and the MSCI US Investable Market 2500 Index (for Hotchkis & Wiley) (each, the Index). The investment performance will be based on the cumulative return of the Portfolio over a trailing 36-month period (60-month period for Hotchkis & Wiley) ending with the applicable quarter, compared with the cumulative total return of the Index for the same period. Vanguard provides advisory services to a portion of the Fund on an at-cost basis.







(C)2006 The Vanguard Group, Inc. All rights reserved.

Vanguard Marketing Corporation, Distributor.                          052006